Exhibit 99.1

PRESS RELEASE

RICHARD SHERMAN TO JOIN DREAMWORKS ANIMATION

BOARD OF DIRECTORS

Glendale, California – November 18, 2008 – DreamWorks Animation SKG, Inc. (NYSE: DWA) announced today the election of Richard Sherman to its Board of Directors.

Mr. Sherman has served as Chief Executive Officer of The David Geffen Company, an investment management company, since 1992. Prior to assuming this position, Mr. Sherman was a partner with Breslauer, Jacobson, Rutman and Sherman, a leading business management firm serving the entertainment industry. He previously served as a staff accountant with Peat, Marwick and Mitchell.

“Richard is very familiar with our company and brings a far-reaching background in finance along with substantial industry expertise,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “On behalf of our entire Board, I would like to welcome Richard to the Company.”

“I am thrilled to join the DreamWorks Animation family and look forward to working closely with the Board and the Company’s first-rate management team to contribute to its future as one of the leading CG animation companies in the industry,” said Sherman.

Mr. Sherman is a certified public accountant and serves on the Boards of Directors for Aviva Family and Children’s Services, The Geffen Playhouse and The David Geffen Foundation.

With the appointment of Mr. Sherman, DreamWorks Animation’s Board of Directors currently has 12 members including: Roger Enrico, Chairman of DreamWorks Animation; Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation; Lew Coleman, President and Chief Financial Officer of DreamWorks Animation; Mellody Hobson, President of Ariel Capital Management; Nathan Myhrvold, Chief Executive Officer of Intellectual Ventures;

Meg Whitman, former President and Chief Executive Officer of eBay; Karl von der Heyden, retired Vice Chairman and Chief Financial Officer of PepsiCo, Inc.; Judson Green, President and Chief Executive Officer of NAVTEQ; Michael Montgomery, President of Montgomery & Co; Tom Freston, former President and Chief Executive Officer of Viacom; and entertainment attorney Skip Brittenham.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company anticipates releasing its feature films into both conventional and IMAX® theatres worldwide. The Company has theatrically released a total of seventeen animated feature films, including Shrek, Shrek 2, Shark Tale, Madagascar, Over the Hedge, Shrek the Third, Bee Movie, Kung Fu Panda and Madagascar: Escape 2 Africa. Monsters vs. Aliens opens in theaters on March 27, 2009. Beginning in 2009, all of the Company’s feature films will be produced in stereoscopic 3D technology.

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